Exhibit 5.1

[LETTERHEAD OF McDONALD CARANO WILSON LLP]

July 30, 2008

GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, California 94103

Re:	Registration Statement/Form S-8
2008 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to GoFish Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,500,000 shares of the Company’s common stock, $0.001 par value per share (the "Plan Shares"), which may be issued from time to time to certain employees, directors and consultants of the Company in connection with the Company's 2008 Stock Incentive Plan (the "Plan").

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's Bylaws and Articles of Incorporation, as amended, and the corporate action of the Company that provides for the issuance of the Shares. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in certain documents referenced in the Registration Statement and in an Officer’s Certificate provided to this firm by the Company. In rendering our opinion, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

July 30, 2008

Based upon and subject to the foregoing, it is our opinion that the Plan Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan, will be validly issued, fully paid, and nonassessable under Nevada law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP